Exhibit 16.1

April 5, 2013

Securities and Exchange Commission

100 F Street, NW

Washington, D.C. 20549

Re:

HST Global, Inc.

We have read the statements included under Item 4.01 of Form 8-K to be filed by HST Global, Inc. on or about April 5, 2013.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Madsen & Associates CPA's, Inc.

Madsen & Associates CPA's, Inc.

Murray, UT 84107